Exhibit 10.17

Intellectual Property Cooperation Agreement

This Intellectual Property Cooperation Agreement (“Agreement”) is entered into as of May 15, 2026 (the “Execution Date”), and shall be effective as of May 15, 2026 (the “Effective Date”), by and among:

1. SINGAUTO INC. (“Cayman Company”), having its registered address at Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands;

2. SINGAUTO PTE. LTD. (the “Licensee”), having its registered address at 16 Collyer Quay, Collyer Quay Centre #06-02, Singapore 049318; and

3. Beijing Xinshiya Technology Co., Ltd. (“Beijing Company”), having its registered address at Room 362, 2nd Floor (Middle Section), Building A, No. 3 Yard, No. 9 Yongfeng Road, Haidian District, Beijing 100094, People’s Republic of China (the “PRC”);

(Cayman Company and Beijing Company, collectively, the “IP Holders”, and together with the Licensee, the “Parties”, and each, a “Party”).

WHEREAS, SINGAUTO LIMITED (“HK Company”) has disclaimed, waived and released all right, title and interest it has or may have in or to the Licensed Patents pursuant to a Deed of Waiver agreement executed May 15, 2026. Following such waiver, IP Holders and Licensee jointly or independently own all right, title, and interest in the Licensed Patents (defined below); and

WHEREAS, the Parties believe that a unified approach to licensing and commercializing the Licensed Products will maximize the commercial potential of the Licensed Patents;

WHEREAS, Licensee has the expertise and willingness to manage the licensing and commercialization of the Licensed Patents in the Territory in connection with the Licensed Products and IP Holders are willing to grant to Licensee a license to and under the Licensed Patents on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. All capitalized terms shall have the meanings given to them throughout this Agreement or, if not otherwise defined elsewhere in this Agreement, will have the meanings given to them in this Section 1:

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day other than a Saturday, Sunday, or public holiday on which commercial banks are open for business in Singapore, Hong Kong, and the PRC.

“Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential”. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, or regulatory body thereof, or political subdivision thereof, or any commission, department, board, office, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority or other similar dispute-resolving panel or body.

“Improvement” means any modification of or improvement or enhancement to the technology that is the subject of the Licensed Patents.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Patents” means rights to the inventions described and claimed in (a) the patents and patent applications listed in Schedule 1, all patents issuing from the patent applications listed in Schedule 1, and all extensions, substitutions, reissues, re-examinations, renewals, divisionals, continuations (including continuations-in-part (CIPs) only to the extent that the claims in such CIPs are entitled to the priority date of, and fully supported by, another patent or application in the Licensed Patents) of any of the foregoing, and (b) any patents in the Territory issuing from any applications filed after the Effective Date and that claim domestic benefit or foreign priority from any of the patents or patent applications identified in subsection (a) or from which any of the patents or patent applications identified in subsection (a) claim domestic benefit or foreign priority.

“Licensed Products” means all products, the manufacture, use, offer for sale, sale, or importation of which would, but for this Agreement, infringe a Valid Claim.

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental agency, unincorporated organization, trust, association, or other entity.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Territory” means worldwide.

“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by IP Holders or Licensee or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement, IP Holders hereby grants to Licensee during the Term an exclusive, sublicensable right and license under the Licensed Patents to make, use, offer to sell, sell, and import Licensed Products in the Territory. For the avoidance of doubt, the exclusivity set forth in this license grant shall include IP Holders such that each IP Holder shall not itself use the Licensed Patents in Territory during the Term. Notwithstanding the foregoing, the IP Holders shall have the right to use the Licensed Patents and associated inventions in the Territory (a) pursuant to Section 3 of this Agreement or otherwise permitted by this Agreement, (b) for internal educational, research and non-commercial purposes, and (c) pursuant to an agreement in writing between the IP Holders and the Licensee.

2.2 Recordation or Approval of License. To the extent permitted by the applicable Laws, if recordation or approval of this Agreement or any provision herein with any Governmental Authority is necessary for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensee shall, at Licensee’s own expense, use commercially reasonably efforts, to record or procure the approval of this Agreement or any such provision of this Agreement and information concerning the license granted hereunder with each such appropriate Governmental Authority.

2.3 Licensee shall have full and final control over the commercialization and exploitation of the Licensed Patents. The Parties acknowledge that each of the IP Holders and Licensee own all or some of the Licensed Patents either jointly or independently and absent this Agreement each of IP Holders and Licensee would be able to independently commercialize and exploit those patents within the Licensed Patents in which it has ownership.

3. Improvements.

3.1 Notice of and License to IP Holder(s)’ Improvements. If any IP Holder files a patent application anywhere in the Territory for any Improvement, such IP Holder shall provide written notice to Licensee within ten (10) Business Days after the filing date of the patent application, with a copy of the patent application and such other details of the Improvement as Licensee reasonably requires to effectively evaluate the Improvement. Licensee may elect to include any such patent application covering such Improvement as a Licensed Patent under this Agreement by providing written notice to such IP Holder(s) after receipt of IP Holder(s)’ notice identifying the Improvement patent application. In the event Licensee chooses to include an Improvement patent application as a Licensed Patent then Licensee and such IP Holder(s) shall negotiate payment of a reasonable price to be paid by Licensee to such IP Holder(s). Each such Improvement patent application will be deemed to be a Licensed Patent effective on Licensee’s notice.

3.2 No Grant-Backs. All right, title, and interest in any Improvement conceived, made, or reduced to practice by Licensee during the Term of this Agreement, and all of Licensee’s patents and patent applications claiming any such Improvements, will: (a) as among the Parties, remain the sole and exclusive property of Licensee; and (b) not be licensed to any IP Holder(s), unless such parties otherwise specifically agree in writing on mutually agreeable terms.

3.3 No Implied License. This Agreement grants no express or implied license in any rights of either Party except for the rights explicitly granted in Licensed Patents.

4. Consideration.

4.1 In consideration for the exclusive rights and licenses granted under this Agreement, the Licensee shall pay to the IP Holders a one-time lump sum consideration (the “Consideration”) based on the fair market value of the exclusive rights and licenses granted to the Licensee under this Agreement and in lieu of any ongoing royalties.

4.2 Within one month of the Execution Date, the Parties shall act in good faith to take reasonable efforts to agree in writing on the amount of the Consideration to be paid. The Parties acknowledge and agree that a two-thirds (2/3) portion of the aggregate interests in the Licensed Patents are held by the IP Holders, and that the Licensee holds the remaining one-third (1/3) of the aggregate interest therein. If necessary, Parties shall enter into a supplemental agreement or other written instrument to reflect such amount and the relevant payment arrangements.

4.3 The Licensee shall pay the Cayman Company and Beijing Company each one-half (1/2) of the Consideration on a date mutually agreed by the Parties in writing, but in any event no later than twelve (12) months after the Effective Date. Upon payment of the Consideration in full, the Licensee shall have no further obligation to make any additional payment to the IP Holders in respect of the Licensed Patents or any Licensed Products.

4.4 The Parties acknowledge that the Consideration shall represent a fair, reasonable and sufficient compensation for the rights granted herein, including all past, present and future use and commercialization of the Licensed Patents, and will reflect the fair market value of the Licensed Patents. For the avoidance of doubt, except for the Consideration, no additional fees, royalties or other payments shall be payable by the Licensee.

4.5 The Consideration has been determined on an arm’s length basis.

5. Patent Prosecution and Maintenance.

5.1 Patent Prosecution and Maintenance. Subject to Section 5.2, for each patent application and patent included within the Licensed Patents, IP Holders shall:

(a) prepare, file, prosecute, and maintain such Licensed Patent at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Licensee;

(b) provide Licensee with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices;

(c) consult with Licensee concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and

(d) notify Licensee in writing of any changes in the scope or status of such patent or patent application.

5.2 Abandonment. If any IP Holder plans to abandon any patent application or patent included within the Licensed Patents in the Territory, IP Holders shall notify Licensee in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and such IP Holder shall, at Licensee’s request, assign to Licensee such IP Holder’s interest in such patent application or patent. Effective as of the effective date of any such assignment under this Section 5.2, such patent application or patent shall no longer be a Licensed Patent.

5.3 Right to First Refusal.

(a) If at any time during the Term IP Holders receive a bona fide written offer for, or otherwise considered selling or otherwise transferring one or more of the Licensed Patents to a third party (the “Offer”), IP Holders shall notify Licensee in writing (the “Offer Notice”) of the identity of the third party and the material financial and other terms and conditions of such Offer (the “Material Terms”). IP Holders agree that they shall not consider more than one (1) Offer every twelve (12) months.

(b) Upon receipt of the Offer Notice, Licensee shall have the right to acquire such Licensed Patent(s) on the same terms as the Material Terms (the “ROFR”); provided, however that Licensee shall not be required to accept any non-financial terms or conditions contained in the Material Terms that cannot be fulfilled by Licensee as readily as by the relevant third party. Licensee shall have sixty (60) days following receipt of the Offer Notice to notify the IP Holders that the Licensee will exercise its ROFR.

(c) An IP Holder may not sell or otherwise transfer the Licensed Patent(s) prior to the expiration of such sixty (60) day period. If Licensee has not exercised its ROFR within such sixty (60) day period, then such IP Holder may sell or otherwise transfer such Licensed Patent(s) on the same terms as the Material Terms to a third party only if (i) IP Holders have received the prior written consent of Licensee, (ii) such third party buyer agrees to the terms of this Agreement and become party to this Agreement, and (iii) IP Holders do not sell, transfer or otherwise convey any individual Licensed Patent or group of Licensed Patents that are part of a patent family, except as part of a transaction involving the sale, transfer, or conveyance of the entire patent family to the same buyer.

6. Enforcement of Licensed Patents.

6.1 Notice of Infringement or Third-Party Claims. If any Party becomes aware of any suspected infringement of any Licensed Patent by a third party in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Parties and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

6.2 Right to Bring Action or Defend. Licensee shall have the sole right, but not the obligation, to bring an infringement action to enforce any Licensed Patent, to defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and to control the conduct thereof.

6.3 Cooperation, Recovery, and Settlement. In the event Licensee undertakes the enforcement or defense of any Licensed Patent in accordance with Section 6.2:

(a) IP Holders shall provide all reasonable cooperation and assistance at Licensee’s expense including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action;

(b) Licensee shall bear all costs and expenses, including attorneys’ fees, associated with the action;

(c) any recovery shall first be applied to reimburse Licensee for its costs and expenses, with the remainder shared five percent (5%) to IP Holders and ninety-five percent (95%) to Licensee;

(d) Licensee may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of IP Holders.

7. Confidentiality.

7.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 7.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 7, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 7.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

7.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 7; and

(b) disclose only the portion of Confidential Information it is legally required to furnish.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering; (b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the Party; and (d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

8.2 IP Holders’ Representations and Warranties. Each IP Holder severally (and not jointly) represents and warrants to Licensee, with respect to the Licensed Patents of which it is the registered owner or applicant as set out in Schedule 1:

(a) it is the owner of the entire right, title, and interest in and to the Licensed Patents of which it is the registered owner or applicant as set out in Schedule 1;

(b) its inventors have assigned or are obligated to assign to such Party all of the inventors’ rights in such Licensed Patents, and that such Party will use diligent efforts to cause its inventors to sign any additional papers as may be necessary to evidence such assignment;

(c) it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Patents that conflicts with the rights and licenses granted to Licensee hereunder;

(d) there is no settled, pending, or threatened litigation, claim, or proceeding alleging that any rights to the Licensed Patents is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before any patent office), and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

(e) to the best of each IP Holder’s knowledge as of the Effective Date, the manufacture, use, offer for sale, sale, or importation of Licensed Products in the Territory in accordance with this Agreement will not infringe any intellectual property rights of any third party; and

(f) each IP Holder is not aware, as of the Effective Date, of any prior art, published prior use, or other matter that would render any Valid Claim of the Licensed Patents invalid or unenforceable.

9. Limitation of Liability. To the fullest extent permitted by applicable law, the Licensee shall not be liable to the IP Holders for any indirect, incidental, consequential or special damages, including any loss of profits, revenue or business opportunities, arising out of or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, except to the extent that such damages arise from a Party’s willful misconduct or fraud.

10. Indemnification.

10.1 Indemnification by IP Holders. IP Holders shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Claim”) related to, arising out of, or resulting from IP Holders’ breach of any representation, warranty, covenant, or obligation under this Agreement.

10.2 Indemnification Procedure. An Indemnitee shall promptly notify the IP Holders in writing of any Claim and cooperate with IP Holders at IP Holders’ sole cost and expense. IP Holders shall immediately take control of the defense and investigation of the Claim and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at IP Holders’ sole cost and expense. IP Holders shall not settle any Claim in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent.

11. Term and Termination.

11.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 11.2, will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last to expire Valid Claim of a Licensed Patent in such country, or in the event no patent contained in Licensed Patents issues or such patents or patent applications are abandoned, then one year after the last patent or patent application is abandoned (the “Term”).

11.2 Termination.

(a) Licensee may terminate this Agreement (i) at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least forty-five (45) Business Days’ prior written notice to IP Holders; and (ii) on written notice to IP Holders if any IP Holder(s) materially breaches this Agreement and fails to cure such breach within thirty (30) Business Days after receiving written notice thereof.

(b) Either Party may terminate this Agreement, effective immediately, if Licensee:

(i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11.3 Effect of Termination. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 11.3.

11.4 Expiration. At the expiration of the last patent to expire under the Licensed Patents in any country in the Territory with respect to any Licensed Product, provided Licensee is not at that time in breach of this Agreement, Licensee will have a perpetual, irrevocable, fully paid-up, and license to subsequently make, use, offer to sell, sell, and import in that country any and all products that were previously Licensed Products and shall have no further obligations to IP Holders in that country with respect to such Licensed Patents or such Licensed Products. The license granted in this Section 11.4 survives termination and expiration of this Agreement.

11.5 Sell-Off Period. For a period of one hundred eighty (180) days after the effective date of the termination of this Agreement (the “Sell-Off Period”), Licensee and its Affiliates and sublicensees, will have the right to sell or otherwise dispose of all existing Licensed Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination.

11.6 Survival. Any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12. Miscellaneous.

12.1 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

12.2 Notices. All notices under this Agreement shall be in writing and sent by email or courier to the addresses notified by each Party from time to time.

12.3 Entire Agreement. This Agreement, together with all schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its schedules; and (b) second, the schedules to this Agreement.

12.4 Assignment. Except in accordance with Section 5.3, no Party may assign this Agreement without the prior written consent of the other Parties, except to an Affiliate.

12.5 Amendment; Modification; Waiver. This Agreement may only be amended in writing signed by all Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof.

12.6 Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

12.7 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of Singapore, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force. The seat of the arbitration shall be Singapore. The number of arbitrators shall be three. The language of the arbitration shall be English. The governing law of this arbitration agreement shall be Singapore law. The arbitration award shall be final and binding on the Parties and the Parties undertake to carry out any award without delay. Pending the constitution of the tribunal, either Party may apply to any court of competent jurisdiction for interim or conservatory relief, and such application shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

12.8 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court.

12.9 Counterparts. This Agreement may be executed in counterparts by manual signature or electronic signature, each of which will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts delivered by email or other electronic transmission will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.10 A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IP HOLDERS:

SINGAUTO INC.

By:	/s/ Liu Yuqiang
Name:	Liu Yuqiang
Title:	Director

Beijing Xinshiya Technology Co., Ltd.

By:	/s/ Xu Tongmeng
Name:	Xu Tongmeng
Title:	Director

LICENSEE:

SINGAUTO PTE. LTD.

By:	/s/ Liu Yuqiang
Name:	Liu Yuqiang
Title:	Director